Exhibit 1.1

                              [BROCKER LETTERHEAD]


Edmonton,  AB - October 2, 2001.  Brocker  Technology Group Ltd. (Nasdaq:  BTGL,
TSE: BKI, http://www.brockergroup.com) announced today that the Staff of the Nasdaq Stock Market has notified the Corporation that it does not currently comply with the net tangible assets/shareholders' equity/market capitalization/total assets and total revenue requirement for continued listing on the Nasdaq National Market as specified in Market Place Rules 4450(a)(3) and 4450(b)(1). This is in addition to the Staff's previous determination that the market value of the Corporation publicly held common shares had fallen below the Nasdaq National Market continued listing requirements, which gives rise to the Staff's determination to delist the Corporation's common shares from the Nasdaq National Market. The Staff's determination is to be reviewed by an Independent Panel in accordance with the procedures provided by the Nasdaq Stock Market rules. The delisting will be stayed until the Independent Panel makes its determination on these matters. The Corporation cannot predict the outcome of the review process and, accordingly, there is no assurance that the Corporation's listing on the Nasdaq Stock Market will be continued. The
Corporation's listing on the Toronto Stock Exchange is not affected by the Nasdaq Stock Market action.

About Brocker Technology Group

Brocker Technology Group is a communications company focused on improving information flows by delivering innovation and market leadership in telecommunication services, e-commerce strategies and information management technologies. Brocker subsidiary, Datec also provides a broad range of IT and communications solutions to companies across the South Pacific.

For more information on Brocker Technology Group, please visit the website, www.brockergroup.com or contact:

                                        Robert Rowell
                                        Investor Relations
                                        Telephone: 1-800-299-7823
                                        e-mail: rrowell@brockergroup.com


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.